EXHIBIT 12.1



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                  CHESAPEAKE CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                for the three years ended December 31, 1995


                       (Dollar amounts in millions)
                                            1995      1994      1993
Income before cumulative effect
 of accounting changes                           $93.4     $37.6     $10.4
Add:
 Provision for income taxes                       48.2      20.6      10.3
 Interest expense including
  amortization of deferred
  loan costs                                      30.8      31.1      32.0
 Portion of rental expense
  representative of interest
  factor (assumed to be one-third)                 4.6       4.2       4.4

        Earnings, as adjusted                   $177.0     $93.5     $57.1


Fixed charges
 Interest expense including
  amortization of deferred loan
  costs                                          $30.8     $31.1     $32.0
 Capitalized interest                           -             .5        .4
 Portion of rental expense
  representative of interest
  factor (assumed to be one-third)                 4.6       4.2       4.4

        Fixed Charges                            $35.4     $35.8     $36.8

Ratio                                              5.0       2.6       1.6

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